Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Balchem Corporation (relating to the issuance of 4,000,000 shares of common stock to be issued pursuant to the Balchem Corporation Second Amended and Restated 1999 Stock Plan) of our report dated March 17, 2008 relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting, included in the Annual Report on Form 10-K of Balchem Corporation for the year ended December 31, 2007. We also consent to the reference to us under the heading "Experts" in the prospectus relating to the plan which is the subject of this registration statement.



/s/McGladrey & Pullen, LLP
New York, New York
November 24, 2008